FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Edward Stiften, Chief Financial Officer	Steve Littlejohn, VP, Public Affairs
David Myers, Vice President, Investor Relations	(314) 702-7556
(314) 702-7173

Laurie Connell	Joele Frank / Jamie Moser
MacKenzie Partners, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 929-5500	(212) 355-4449
Express Scripts Improves Offer to Acquire Caremark
Raises 2007 Earnings Per Share Guidance Reflecting 26% to 29% Growth
St. Louis, March 7, 2007 — Express Scripts, Inc. (Nasdaq: ESRX) today announced an enhancement of its offer to acquire Caremark Rx, Inc (NYSE: CMX). The Express Scripts offer is to acquire all outstanding shares of Caremark for $29.25 in cash and 0.426 shares of Express Scripts stock for each share of Caremark stock. The Company will now pay additional cash consideration of approximately 6 percent per annum on the $29.25 cash portion of Express Scripts’ offer.
     This increased consideration of $0.00481 of cash per share per day will accrue commencing on April 1, 2007, through the closing date of Express Scripts’ acquisition of Caremark, or 45 days after the Company receives Federal Trade Commission (“FTC”) approval of the transaction, whichever comes first. This additional cash consideration will be paid to Caremark stockholders upon the acquisition of Caremark. Express Scripts indicated that it expects to receive a “second request” from the FTC and believes its acquisition of Caremark will close no later than the third quarter of 2007.
     “This enhanced offer demonstrates our commitment to this transaction and confidence in our ability to consummate it in a timely manner,” added George Paz, president, chief executive officer and chairman. “The pharmacy benefit management marketplace is highly competitive and will remain so after the combination of Express Scripts and Caremark . For example, more than 30 different companies provide prescription drug program management services to the Fortune 500. As a result, we believe that we can successfully complete the regulatory review process in a timely manner.”
     Due to strong underlying trends, including greater success with mid-year renewals, higher growth in the middle market, and lower drug purchasing costs, the Company is increasing its previous 2007 earnings guidance. Express Scripts is increasing its previous 2007 diluted earnings per share guidance from a range of $4.08 to $4.20 to a range of $4.14 to $4.26. This increased guidance is based on Express Scripts’ stand alone performance, and specifically excludes the financial impact of either a completed acquisition or an unsuccessful effort to be the acquirer of Caremark.
     Express Scripts’ increased 2007 diluted earnings per share guidance reflects growth of 26 to 29 percent over 2006. However, Express Scripts stock currently trades at a P/E multiple of 17.8 times, which is a significant discount to its historical P/E multiple, which has averaged 20 to 22 times. Based on the current P/E level and Express Scripts’ strong outlook for the future, the Company believes there is significant upside to its stock price in the short-term as well as in the long-term.
     Caremark stockholders would own a high growth Express Scripts stock, and in the CVS proposal, Caremark’s stockholders are being offered currency in a lower growth stock. Express Scripts has significantly outperformed CVS over the last 10 years, with total stockholder returns of 1531% to 315%, respectively. The Express Scripts proposal also offers greater certainty of value provided by the greater cash portion of its offer.
     In a letter today to Caremark’s Board of Directors, Express Scripts once again called upon the Board to discuss Express Scripts’ superior offer to acquire Caremark. Following is a copy of the letter that Express Scripts sent to the Caremark Board:
March 7, 2007
Board of Directors
Caremark Rx, Inc.
211 Commerce Street, Suite 800
Nashville, Tennessee 37201
Ladies and Gentlemen:
We remain committed to effecting a combination of our respective businesses, and we remain steadfast that we can close the transaction no later than the third quarter of 2007. In this regard, our board of directors has authorized an increase to the cash portion of our offer of an additional $0.00481 in cash per day. This represents an increase to our offer of approximately 6% per annum on the $29.25 cash portion of our offer. This increased cash consideration will accrue commencing on April 1, 2007 through the closing of the acquisition of Caremark by Express Scripts, or 45 days after Express Scripts receives Federal Trade Commission approval of the transaction, whichever comes first. This additional cash consideration will be paid to Caremark stockholders upon the acquisition of Caremark.
In light of the observations made by the Delaware Court of Chancery regarding Caremark’s process, we continue to believe that it is time, for the sake of your stockholders, that we sit down and talk. It is time that you acknowledge the undeniable merits of a horizontal PBM transaction. This course is in the best interests of your stockholders. We also firmly believe that our respective stockholders, the market and plan sponsors and patients want to see us talking and moving forward as a combined stand-alone PBM.
As I have said before, we and our advisors are ready to meet with you and your advisors to discuss our offer and to begin confirmatory due diligence immediately, a process that, with your cooperation, we should be able to complete very quickly. In this regard, we remain willing to sign a confidentiality agreement and, concurrently with the due diligence process, negotiate a merger agreement with you. I also want to be clear that if we were able to identify additional value during due diligence, including if we determine that there are greater net synergies beyond what we have reflected in our analysis thus far, it could result in an increase to our offer price.
It has been and remains an unwavering truth that the Express Scripts offer is in the best interests of Caremark stockholders— it offers them better value and is predicated on a model with proven strategic rationale. We have repeatedly cited stockholder affirmation of our position, and indeed, the market has consistently valued our offer higher than the CVS offer.
The future of our combined companies would be bright and our respective stockholders, plan sponsors and patients would thank us for the value we would create and the benefits we would offer.
Sincerely,
/s/ George Paz
George Paz
President, Chief Executive Officer
and Chairman of the Board
     The Company urges Caremark stockholders to vote the GOLD proxy card AGAINST the proposed CVS transaction to protect the value of their investment.
     Skadden, Arps, Slate, Meagher & Flom LLP, Arnold & Porter LLP, and Young Conaway Stargatt & Taylor, LLP are acting as legal counsel to Express Scripts, and Citigroup Corporate and Investment Banking and Credit Suisse are acting as financial advisors. MacKenzie Partners, Inc. is acting as proxy advisor to Express Scripts.
Analyst/Investor Conference Call/Webcast
     Express Scripts will be hosting a conference call with analysts and investors at 6 p.m. ET today. The conference call can be accessed by dialing (866) 406-5369 (U.S. dial-in) or (973) 582-2847 (international dial-in), conference code 8545913. The Company will webcast the call to all interested parties through the investor relations section of its website: www.express-scripts.com. Please see the website for details on how to access the webcast.

     A replay of the conference call will be available through March 14, 2007 and can be accessed by dialing (877) 519-4471, conference code 8545913. International callers can access the replay by dialing (973) 341-3080, conference code 8545913. The replay will also be available at the Express Scripts website, www.express-scripts.com.
About Express Scripts
     Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.
     Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.
     Express Scripts is headquartered in St. Louis, Missouri. More information can be found at www.express-scripts.com, which includes expanded investor information and resources.
Safe Harbor Statement
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”),

including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC
Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include but are not limited to:
•	Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction

•	required regulatory approvals may not be obtained in a timely manner, if at all

•	the proposed transaction may not be consummated

•	the anticipated benefits of the proposed transaction may not be realized

•	the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements.
We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Information
Express Scripts has filed a proxy statement in connection with Caremark’s special meeting of stockholders at which the Caremark stockholders will consider the CVS Merger Agreement and matters in connection therewith. Express Scripts stockholders are strongly advised to read that proxy statement and the accompanying form of GOLD proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the board of directors of Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto which are or will be filed with the Securities and Exchange Commission (“SEC”) free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
In addition, this material is not a substitute for the prospectus/offer to exchange and registration statement that Express Scripts has filed with the SEC regarding its exchange offer for all of the outstanding shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto when they become available, because each contains or will contain important information. Such documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts’ directors and executive officers is available in Express Scripts’ proxy statement, dated April 18, 2006, filed in connection with its 2006 annual meeting of stockholders. Additional information about the interests of potential participants is included in the proxy statement filed in connection with Caremark’s special meeting to approve the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s annual meeting on a Schedule 14A pursuant to Rule 14a-12 on January 9, 2007.
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